Unit 605A, 6/F., Wing On Plaza,
62 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong
Tel: 852-2528 5868   Fax:852-2528 5866

December 23, 2010

Jintai Mining Group, Inc.

Address: 615 S. Dupont Highway, Dover, Delaware 19901

Dear Sirs

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Jintai Mining Group, Inc. (the “Company,,), a company incorporated in the State of Delaware on June 14, 2010, in connection with the preparation and filing of the Company’s registration statement on Form S-l (File No. 333-168803) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission on August 12, 2010, relating to the initial public offering (the “Offering”) by the Company.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

A company search conducted in the Government Authorities of the PRC is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by a company in any other jurisdiction.

Furthermore, we have made no investigation regarding, and express no opinion in relation to, the laws of any country or territory other than PRC. This opinion is limited to and is given on the basis of the current law and practice in the PRC and is to be construed in accordance with, and is governed by, the laws of PRC.

The following terms as used in this opinion are defined as follows:

“Branches” means Shangchao Zinc-lead Mine of Huanjiang Jintai Mining Co., Ltd. (“Shangchao”), Yagang Concentrator of Huanjiang Jintai Mining Co., Ltd.(“Yagang”), Xingda Concentrator of Huanjiang Jintai Mining Co., Ltd.(“Xingda”), and Jintai Duchuan Smelter of Huanjiang Jintai Mining Co., Ltd.(“Jintai Duchuan”).

“Exploration License” means a license for Exploration Rights granted by the relevant Government Authorities.

“Exploration Rights” means the rights granted by the relevant Government Authorities to conduct exploration activities within the area specified.

“Government Authorities” means any national, provincial or local Governmental Authorization body or any other regulator in the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region).

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Authorities.

“Hong Kong” or “HK” means Hong Kong Special Administrative Region of the PRC.

“Huanjiang Jintai” means Huanjiang Jintai Mining Co., Limited, a company incorporated under the laws of China, having four branches include “Shangchao”, “Yagang”, “Xingda”, and “Jintai Duchuan”.

“Jintai Mining” means Jintai Mining Co. Ltd., a company incorporated under the laws of Hong Kong Special Administrative Region of the PRC, which becomes a wholly-owned subsidiary of the Company pursuant to a share exchange agreement entered into between Jintai Mining and the Company on August 3, 2010.

“Huanjiang Jinteng” means Huanjiang Jinteng Mining Co., Limited, a shareholder of Huanjiang Jintai, which is duly incorporated under the laws of PRC.

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Company, its subsidiaries and variable interest company, taken as a whole.

“Mining License” means a license granted by the relevant authorities to conduct mining activities within the subject area, specifying mining elevations, mining method, annual output level specified, holders of record, area boundary coordinates, and validity period.

“Mining Rights” means the rights to mine mineral resources and obtain mineral products in areas where mining activities are licensed.

“PRC Group Companies” means Xiangguang, Huanjiang Jintai and its Branches.

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region).

“Prospectuses” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“VIE Agreements” means a series of contractual arrangements entered into among Xiangguang, Huanjiang Jintai and its shareholder on August 25, 2010, including Consulting Services Agreement, Operating Agreement, Equity Pledge Agreement, Option Agreement, and Proxy Agreement.

“Xiangguang” means Guangzhou Xiangguang Corporate Management Limited, a wholly foreign owned enterprise under the laws of PRC.

Based upon and subject to the foregoing and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

1.
Xiangguang has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect. The total registered capital of Xiangguang is HK $1,500,000.00, of which the Company has contributed HK $1,500,000.00, and such amount is required to be paid to date in accordance with the relevant PRC Laws and its articles of association. All of the equity interests in Xiangguang are legally owned by Jintai Mining, a wholly-owned subsidiary of the Company, and are, to the best of our knowledge after due inquiry, free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. Except as set forth in the Registration Statement and the Prospectus, all Governmental Authorizations required under PRC Laws for the ownership by Jintai Mining of its equity interests in Xiangguang have been duly obtained. The articles of association of Xiangguang comply with the requirements of applicable PRC Laws and are in full force and effect.

2.
Huanjiang Jintai has been duly organized and is validly existing as a limited liability company under the PRC laws. The registered capital of Huanjiang Jintai is RMB 2,000,000.00, all of which has been contributed and verified, and the articles of association, the business license and other constituent documents of Huanjiang Jintai comply with the requirements of applicable PRC laws and are in full force and effect, and to the best of our knowledge after due inquiry, 100% equity interests of Huanjiang Jintai, which is owned by Huanjiang Jinteng was pledged to Xiangguang under Equity Pledge Agreement on October 20, 2010.

3.
Except as set forth in the Registration Statement and the Prospectuses, each of the PRC Group Companies has full corporate right, power and authority and has all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Government Authorities to own, lease, license and use its properties, assets and conduct its business in the manner described in Registration Statement and the Prospectuses and such Governmental Authorizations contain no burdensome restrictions or conditions. Nothing has come to our attention that makes us to reasonably believe that any regulatory body is considering modifying, suspending or revoking, or not renewing, any such Governmental Authorizations.

4.
Except as set forth in the Registration Statement and the Prospectuses, each of the VIE Agreements does not contravene, result in a breach or violation of, or constitute a default under (a) any provisions of applicable PRC laws; (b) any terms of the articles of association or other constituent documents of each of the PRC Group Companies; or (c) to the best of our knowledge, after due and reasonable inquiry, any license, approval and agreement known to us and governed by the PRC laws to which any of the PRC Group Companies is a party or by which any of the PRC Group Companies is bound or to which any of their properties or assets is subject.

5.
The discussions in the Registration Statement and the Prospectuses under the headings “Our Company History” and “Corporate Structure” include a complete and accurate description of the VIE Agreements among the Company, Xiangguang, Huanjiang Jintai and Huanjiang Jintai’s shareholder pursuant to which the Company exercises effective control over Huanjiang Jintai. Each of the PRC Group Companies and Huanjiang Jintai’s shareholder has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. Each of the PRC Group Companies has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party. Except as set forth in the Registration Statement and the Prospectus, each of the VIE Agreements is, and all the VIE Agreements taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.
Each of the VIE Agreements does not and the execution and delivery thereof by the PRC Group Companies and Huanjiang Jintai’s shareholder, the performance by each of the PRC Group Companies and the shareholders of Huanjiang Jintai of its obligations thereunder, and the consummation by each of the PRC Group Companies and Huanjiang Jintai’s shareholder of the transactions contemplated therein, will not (A) to the best of our knowledge after due inquiry, conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the PRC Group Companies or the shareholders of Huanjiang Jintai is a party or by which or to which any of such entities or individuals, or their respective properties or assets, is bound or subject; (B) result in any violation of the provisions of its articles of association or business license or any Governmental Authorization, as applicable; or (C) result in any violation of any PRC Laws. No Governmental Authorizations are required to be obtained for the performance by any of the parties thereto of their obligations or for the transactions contemplated under the VIE Agreements (except for the Option Agreement and Equity Pledge Agreement, which are disclosed in the Prospectuses and the VIE Agreements) other than those already obtained.

7.
The ownership structure of the PRC Group Companies as set forth in the Registration Statement and the Prospectuses complies with the applicable PRC laws and Regulations. The transactions conducted in the PRC involving the PRC Group Companies or the shareholders of Huanjiang Jintai relating to the establishment of such ownership structure, in each case, does not violate any provisions of the applicable PRC laws and Regulations. Except as described in the Registration Statement and the Prospectus, to the best of our knowledge after due inquiry, no consent, approval or license other than those already obtained is required under existing PRC laws and regulations for the establishment of such ownership structure.

8.
PRC law has established a licensing system for the grant of mineral Exploration Rights and Mining Rights. Huanjiang Jintai’s Exploration Licenses and Mining Licenses are legally issued to Huanjiang Jintai by the Government Authorities, each of which is in full force and effect as of the date of this opinion.

9.
Each of the PRC Group Companies has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and conduct its business in the manner described in the Prospectuses and such licenses, consents, authorizations, approvals, order, certificates or permits contain no materially burdensome restrictions or conditions not described in the Prospectuses; except as described in the Prospectuses, none of the PRC Group Companies has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits, and each of the PRC Group Companies is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certifications or permits in all material respects.

10.
Except as set forth in the Registration Statement and the Prospectuses, to the best of our knowledge after due inquiry, none of the PRC Group companies is (A) in breach of or in default under any laws, regulations, rules, orders, decrees, guidelines or notices of the PRC, (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any governmental agency in the PRC, except that Huanjiang Jintai’s actual output exceeds the annual capacity allowed by the relevant PRC Governmental Authorities; (C) in violation of their respective constituent documents, business licenses or permits, or (D) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party of by which it or any its properties may be bound.

11.
In respect of the excessive output that exceeds the annual capacity permitted under the Mining License, Huanjiang Jintai has paid proportionate resource fees for the excessive output. As of the date of this legal opinion, to the best of our knowledge after due inquiry, the PRC government currently has not issued any definitive rule or interpretation regarding whether the excessive output of zinc lead ores like the one Huanjiang Jintai conducted shall be subject to any judicial or administrative discipline such as suspension or revocation of the Mining License.

12.
To the best of our knowledge after due inquiry, none of the PRC Group Companies has been imposed any judicial or administrative sanctions in relation to environmental protection or safety production laws or regulations in PRC.

13.
To the best of our knowledge after due inquiry, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the PRC Group Companies is a party or of which any property of any Group Company is the subject which, if determined adversely to such Group Company, would individually or in the aggregate have a Material Adverse Effect.

14.
As a matter of PRC Laws, none of the Group Companies, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

15.
To the best of our knowledge after due inquiry, none of the PRC Group Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation or for the suspension, withdrawal, revocation or cancellation of any of their respective business license or articles of association as applicable.

16.	To the best of our knowledge after due inquiry, no pending or threatened labor problem or dispute with the employees of any of the PRC Group Companies exist.

17.
On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws, we believe that CSRC approval is not required in the context of this Offering. In addition, we do not believe that any approvals were required from any Government Authorities under the M&A Rules in connection with the VIE Agreements.

18.
This opinion expressed above is based on our interpretation of applicable PRC laws and regulations which in our experience are applicable. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations of PRC laws and regulations by relevant authorities, administrative pronouncements or court decisions or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter. This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

19.
Our above opinions are also subject to the qualification that it is confined to and given on the basis of the published and publicly available laws and regulations of the PRC (excluding the laws of Hong Kong for the purpose of this opinion) effective as of the date hereof.

20.
This opinion letter is prepared for the sole purpose as set out in the second paragraph of this letter, and shall therefore be strictly confined to your use in relation thereto only. This opinion given in this letter is only in relation to the subject matters discussed herein, and no further advice, interpretation or opinion shall be implied, inferred or deduced therefrom.

21.
We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

Yang Jinzhu

Dacheng Law Office